Exhibit 99.1

Press Release                         FOR IMMEDIATE RELEASE
September 3, 2015
CONTACT:     Chad Daffer or Andy Grier
800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. SUCCESSFULLY EXCHANGES THE SUITES ON PASEO MORTGAGE REVENUE BONDS

On September 1, 2015, America First Multifamily Investors, L.P. (NASDAQ: ATAX) successfully completed the exchange of the Suites on Paseo (“Paseo”) A and B mortgage revenue bonds for the deed to the Paseo land and improvements. Paseo is a 394 unit multifamily student housing residential property located near the campus of the San Diego State University.
ATAX continues to work in cooperation with Paseo’s property manager and third party bistro operator to improve Paseo’s performance. Since June 30, 2015, the occupancy rate has increased by 61%, and is now 100% occupied for the Fall 2015 Semester.
“After careful consideration of the highest and best use of our investment in Paseo, we determined that owning the property would allow us to create the best conditions to enhance value to our unitholders,” said Chad Daffer, ATAX Fund Manager. “We will continue to monitor and evaluate the performance of Paseo for the long-term benefit of our unitholders.”
About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our shareholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.